Transfer Agency and Service Agreement

Agreement made as of May 8, 2023, by and between each of the Trust(s) as set forth on the attached Exhibit A (each, a “Trust” or the “Trusts”), a Massachusetts business trust, having its principal office and place of business at 120 East Liberty Drive, Suite 400, Wheaton, Illinois 60187 (the “Trust”) and The Bank of New York Mellon, a New York banking corporation having its principal office and place of business at 240 Greenwich Street, New York, New York 10286 (the “Bank”).

Whereas, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

Whereas, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

Whereas, the Trust, so authorized, intends that this Agreement be applicable to each of its series as set forth on Exhibit A (each such series together with all other series subsequently established by the Trust and made subject to this Agreement by amendment hereof in accordance with Section 11, being referred to as a “Fund” and collectively as the “Funds”);

Whereas, the Trust and designated agents will issue for purchase and redeem shares of the Funds only in aggregations of shares known as “Creation Units” (50,000 shares or such other aggregation as is specified in the prospectus for a Fund) (each a “Creation Unit”) principally in kind;

Whereas, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the initial record or registered owner (the “Shareholder”) of all shares; and

Whereas, the Trust on behalf of the Funds (identified on Exhibit A as the same may be amended from time to time) desires to appoint the Bank as its transfer agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment.

Now, Therefore, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Section 1. Terms of Appointment; Duties of the Bank.

Section 1.1. Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Bank to act as, and the Bank agrees to act as its transfer agent for the authorized and issued shares of beneficial interest, $.01 par value per share of each Fund (“Shares”), and as the Trust’s dividend disbursing agent.

Section 1.2. The Bank agrees that it will perform the following services:

(a) The Bank shall enter into Participant Agreements with the Participants identified therein in the form attached hereto as Exhibit B with such changes and modifications as shall be approved by the Distributor identified therein (the Distributor's execution of the Participant Agreement being conclusive as to its approval of any such changes and modifications), provided that no changes or modifications which adversely affect the Bank's rights or obligations shall be made without its consent, and in accordance with the terms and conditions of such Participant Agreements the Bank shall:

(i) Perform and facilitate the performance of purchases and redemption of Creation Units;

(ii) Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

(iii) Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Funds of the Trust and held by the Shareholder;

(iv) Record the issuance of Shares of the respective Funds of the Trust and maintain a record of the total number of outstanding Shares of the Funds of the Trust, and, which are authorized, based upon data provided to it by the Trust. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

(v) Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the administrator or by the Trust) information with respect to purchases and redemptions of Shares;

(vi) On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Bank and the Trust’s administrator the number of outstanding Shares for each Fund;

(vii) On days that the Trust may accept orders for purchases or redemptions (pursuant to the Participant Agreement), transmit to the Bank, the Trust and DTC the amount of Shares purchased on such day;

(viii) Confirm to DTC the number of Shares issued to the Shareholder, as DTC may reasonably request;

(ix) Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x) Extend the voting rights to the Shareholder and/or beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

(xi) Distribute or maintain, as directed by the Trust, amounts related to purchases and redemptions of Creation Units and dividends and distributions;

(xii)       Maintain those books and records of the Trust specified by the Trust in Schedule A attached hereto;

(xiii) Prepare a monthly report of all purchases and redemptions during such month on a gross transaction basis and identify on a daily basis the net number of Shares either redeemed or purchased on such business day and with respect to the Participant (as defined in the Participant Agreement) purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xiv) Receive from the Distributor (as defined in the Participant Agreement) purchase orders from Participants (as defined in the Participant Agreement) for Creation Unit aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, transmit appropriate trade instructions to the National Securities Clearance Corporation (“NSCC”) and/or DTC, if applicable, and pursuant to such orders issue the appropriate number of Shares of the applicable Fund and hold such Shares in the account of the Shareholder for each of the respective Funds of the Trust;

(xv) Receive from the Participants (as defined in the Participant Agreement) redemption requests, deliver the appropriate documentation thereof to The Bank of New York Mellon as custodian for the Trust, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Participants submitting the same; transmit appropriate trade instructions to the NSCC and/or DTC, if applicable, and redeem the appropriate number of Creation Unit Aggregations of Shares held in the account of the Shareholder;

(xvi)       Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant; and

(xvii)       Act in conformity with the Trust’s Declaration of Trust, as presently in effect and as amended from time to time, the Trust’s By-Laws, each Fund’s prospectus, all as provided to the Bank by the Trust or its adviser, and will be subject to the standard set forth in Section 6, comply with and conform to the requirements of the 1940 Act, the Securities Exchange Act of 1934, as amended, particularly Section 17A thereof, and all other applicable federal and state laws, regulations and rulings as such apply to the Bank and the services provided as contemplated herein.

(b) In addition to and neither in lieu nor in contravention of the services set forth in the above paragraph (a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including but not limited to: maintaining the account of the Shareholder; obtaining a list of DTC participants holding interests in the Global Certificate at the request of the Trust; mailing proxy materials, shareholder reports and prospectuses to the Shareholder or DTC participants at the request of the Trust; and maintaining the items set forth on Schedule A attached hereto and performing such services identified in each Participant Agreement.

(c) The following shall be delivered to DTC for delivery to beneficial owners in accordance with the procedures for book-entry only securities of DTC:

(i) Annual and semi-annual reports of the Funds of the Trust;

(ii) Trust proxies, proxy statements and other proxy soliciting materials;

(iii) The Trust’s prospectus(es) and amendments and supplements to the Prospectus, including stickers; and

(iv) Other communications or materials as may be required by law or reasonably requested by the Trust.

(d) [Reserved.]

(e) The Bank shall provide additional services (if any) on behalf of the Trust (i.e., escheatment services) which may be agreed upon in writing between the Trust and the Bank.

(f) The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable law, rules and regulations under the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), the Bank agrees that all such records prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

Section 2. Fees and Expenses.

Section 2.1. The Bank shall receive from the Trust such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

Section 2.2. In addition to the fee paid under Section 2.1 above, the Trust on behalf of the applicable Fund agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule attached hereto or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of the securities of any Fund shall be borne by the relevant Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

Section 2.3. The Trust on behalf of the applicable Fund agrees to pay all fees and reimbursable expenses within ten (10) business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

Section 3. Representations and Warranties of the Bank.

Section 3.1. The Bank represents and warrants to the Trust that:

It is a banking corporation duly organized and existing and in good standing under the laws of the State of New York.

It is duly qualified to carry on its business in the State of New York.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into and perform its obligations under this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

It has obtained all regulatory licenses, approvals and consents necessary to carry on its business as currently conducted; there is no statue, regulation, rule, order or judgment binding on the Bank and no provisions of its charter or by-laws, nor of any mortgage, indenture, credit agreement or other contract binding on the Bank or affecting its property which would prohibit the execution or performance by the Bank of this Agreement.

It has established and will continue to maintain throughout the term of this Agreement, policies and procedures reasonably designed to comply with the requirements of applicable law relating to the privacy of non-public personal consumer financial information.

It has implemented and shall maintain appropriate policies, procedures and processes reasonably designed to satisfy the requirements of federal and New York Law applicable to Bank, including, without limitations, the requirements of The Gramm-Leach-Bliley Act (15 U.S.C. Section 6801 and 6805) and regulations promulgated thereunder and the Interagency Guidelines Establishing Standards for Safeguarding Customer Information issued by the Board of Governors of the Federal Reserve System.

No legal or administrative proceedings have been instituted or threatened which would impair the Bank’s ability to perform its duties and obligations under this Agreement.

Section 4. Representations and Warranties of the Trust.

Section 4.1. The Trust represents and warrants to the Bank that:

It is a business trust duly organized and existing and in good standing under the laws of Massachusetts.

It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

It is an open-end management investment company registered under the Investment Company Act of 1940, as amended.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Funds will become effective or is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds of the Trust being offered for sale.

Section 5. Reserved.

Section 6. Indemnification.

Section 6.1. Except for Losses (as defined below) for which the Bank has accepted liability pursuant to Section 6 of this Agreement, the Bank shall not be responsible for, and the Trust on behalf of the applicable Fund shall indemnify and hold the Bank harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees payments, expenses and liability (“Losses”) arising out of or attributable to:

(a) All actions of the Bank or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken without negligence, bad faith, reckless disregard, or willful misconduct. NSCC, DTC or any third party described in Section 5 are not agents or subcontractors of the Bank.

(b) The Trust’s negligence or willful misconduct in respect of the applicable Fund.

(c) The material breach of any representation or warranty of the Trust hereunder in respect of the applicable Fund.

(d) The reasonable reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services in respect of the applicable Fund which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust in respect of the applicable Fund including but not limited to any previous transfer agent or registrar.

(e) The reasonable reliance on, or the carrying out by the Bank or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Fund.

(f) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

In no event shall the Trust be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.

Section 6.2. At any time the Bank may apply to any officer of the Trust for instructions, and may consult with external legal counsel of the Bank’s choosing with respect to any matter arising in connection with the services to be performed by the Bank under this Agreement, and the Bank and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice or opinion of such external counsel and shall promptly advise the Trust of such advice or opinion (except for actions or omissions by Bank taken with negligence or willful misconduct). The Bank, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Bank or its agents or subcontractors by machine readable input, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

Section 6.3. Neither the Trust nor any Fund shall be responsible for, and the Bank shall be liable for and shall indemnify the Trust and the applicable Fund against direct money damages arising out of or attributable to:

(a) The Bank’s own negligence, bad faith or willful misconduct.

(b) The breach of any representation or warranty of the Bank hereunder.

Section 6.4. The provisions of Section 6 shall survive and remain in effect after any termination of this Agreement or any resignation or removal of the Bank as transfer agent hereunder.

Section 7. Standard of Care.

The Bank shall act in good faith, reasonable care, diligence and prudence in carrying out its duties and obligations set forth herein as a professional transfer agent would exercise under the facts and circumstances. The Bank shall have no responsibility and shall not be liable for any loss or damage unless such loss or damage is caused by its own negligence, bad faith, reckless disregard, or willful misconduct or that of its employees, or its breach of any of its representations or warranties hereunder. In no event shall the Bank be liable for special, indirect or consequential damages regardless of the form of action and even if the same were foreseeable.

Section 8. Concerning the Bank.

Section 8.1. The Bank may, at its own expense, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge the Bank from its obligations hereunder and the Bank shall be liable and responsible to the Trust for any act or omission of any Bank affiliate in the manner, and to the same extent, as though such act or omission were that of the Bank.

Section 8.2. The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to make reasonable efforts to forward to Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank. If the Trust elects to transmit written instructions through an on-line communication system offered by the Bank, the Trust’s use thereof shall be subject to the terms and conditions attached hereto as Appendix A.

Section 8.3. The Bank shall establish and maintain a disaster recovery plan and back-up system at all times satisfying the requirements of all applicable law, rules, and regulations (the “Disaster Recovery Plan and Back-Up System”). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its negligence, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure, the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

Section 8.4. The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and each Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement except as set forth in this Agreement and each Participant Agreement.

Section 8.5. At any time the Bank may apply to an officer of the Trust for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank shall not be liable for any action taken or omitted to be taken by the Bank in good faith and without negligence or willful misconduct in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, if the Bank personnel who are responsible for receiving and/or implementing such Trust instructions have actual knowledge that any instructions provided by the Trust at the request of the Bank pursuant to this section would cause the Bank to take any action or omit to take any action in a manner contrary to any law or regulation, the Bank will notify the Customer of its concerns, without any liability for failing to do so. If the Bank shall be in doubt as to any question of law pertaining to any action it should take or should not take, the Bank may request the advice or opinion from external counsel. The Bank shall pay the cost of any counsel retained by the Bank. The Bank shall not be liable with respect to anything done or omitted by it in good faith and without negligence or willful misconduct in accordance with the advice or opinion of such counsel.

Section 8.6. Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a) The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

(b) The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

(c) The legality of the declaration of any dividend by the Trust in respect of the Shares of any Fund, or the legality of the issue of any Shares in payment of any stock dividend; or

(d) The legality of any recapitalization or readjustment of the Shares.

Section 9. Covenants of the Trust and the Bank

Section 9.1. The Trust shall furnish to the Bank the following:

(a) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Bank and the execution and delivery of this Agreement.

(b) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

(c) [Reserved.]

(d) The Bank assumes no responsibility with respect to the transfer of restricted securities where counsel for the Trust advises that such transfer may be properly effected.

Section 9.2. The Trust shall make reasonable efforts to deliver to the Bank the following documents on or before the initial issuance of Shares of any Fund:

(a) At the reasonable request of the Bank, an opinion of counsel for the Trust, in a form reasonably satisfactory to the Bank, with respect to the validity of the Shares, the obtaining of all necessary governmental consents, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore); and

(b) A certified copy of a resolution of the Board of Directors of the Trust establishing the authority of the Bank.

Section 9.3. Prior to the issuance of any additional Shares of any Fund pursuant to stock dividends or stock splits, and prior to any reduction in the number of Shares of any Fund outstanding pursuant to any reverse stock split, the Trust shall make reasonable efforts to deliver the following documents to the Bank:

(a) A certified copy of the resolutions adopted by the Board of Trustees and/or the shareholders of the applicable Fund authorizing such issuance of additional Shares of the Fund or such reduction, as the case may be;

(b) A certified copy of the order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance or reduction of such Shares, as the case may be; and

(c) At the reasonable request of the Bank, an opinion of counsel for the Trust, in a form reasonably satisfactory to the Bank, with respect to the validity of the Shares, whether such Shares are fully paid and non-assessable and the status of such Shares under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any other applicable federal law or regulations (i.e., if subject to registration, that they have been registered and that the Registration Statement has become effective or, if exempt, the specific grounds therefore).

Section 9.4. The Bank agrees that all books and records listed on Schedule A hereto or otherwise prepared or maintained by the Bank relating to the services to be performed by the Bank hereunder as required by applicable law are the property of the Trust and will be preserved, maintained and made available upon reasonable request, and will be surrendered promptly to the Trust on and in accordance with its request.

Section 9.5. Each party shall keep confidential any information relating to the other party's business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust or the Bank and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust or the Bank a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if: (a) it is necessary for the Bank to release such information in connection with the provision of services under this Agreement; (b) it is already known to the receiving party at the time it is obtained; (c) it is or becomes publicly known or available through no wrongful act of the receiving party; (d) it is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (e) it is released by the protected party to a third party without restriction; (f) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; (h) it has been or is independently developed or obtained by the receiving party; or (i) it is necessary for Bank to release such information to the Bank’s internal or external accountants or legal counsel who are subject to a duty of confidentiality. Bank acknowledges and agrees that in connection with its services under this Agreement it receives non-public confidential portfolio holdings information (“Portfolio Information”) with respect to the Trust. Bank agrees that, subject to the foregoing provisions of and the exceptions set forth in this Section 9.5 (other than the exception set forth above in this Section 9.5 as sub-item (a), which exception set forth in sub-item (a) shall not be applicable to the Trust’s Portfolio Information), Bank will keep confidential the Trust’s Portfolio Information and will not disclose the Trust’s Portfolio Information other than pursuant to a written instruction from the Trust; provided that without the need for such a written instruction and notwithstanding any other provision of this Section 9.5 to the contrary, the Trust’s Portfolio Information may be disclosed to third party pricing services which are engaged by Bank in connection with the provision of services under this Agreement and which shall be subject to a duty of confidentiality with respect to such Portfolio Information.

Section 9.6. In case of any requests or demands for the inspection of the Shareholder records of a Fund of the Trust, the Bank will notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the Shareholder records to any person whenever it is the advice or opinion of external counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

Section 9.7. [Reserved.]

Section 9.8. From time to time as requested by the Trust, the Bank shall provide to the Trust such certifications and sub-certifications, in the form reasonably agreed to by the Trust and Bank, with respect to Form N-Qs, Form N-CSRs, compliance policies and procedures under Rule 38a-1 under the Investment Company Act of 1940, as amended, and such other matters that may be reasonably requested by the Trust or the Trust’s Chief Compliance Officer from time to time. In addition, the Bank will, from time to time, provide a written assessment of its compliance program in conformity with current industry standards that is reasonably acceptable to enable the Trust to fulfill its obligations under Rule 38a-1 of the Investment Company Act of 1940, as amended.

Section 10. Term; Termination of Agreement.

Section 10.1. The initial term of this Agreement shall be for one (1) year from the date first set forth above. After the expiration of such initial term, this Agreement shall automatically renew for successive one (1) year periods until terminated in accordance with this Section 10. Either of the parties may terminate this Agreement by giving to the other party a notice in writing specifying the date of such termination, which shall not be less than ninety (90) days after the date of giving such notice.

Section 10.2. Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust. Additionally, the Bank reserves the right to charge for any other reasonable expenses associated with such termination.

Section 10.3. Either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the followings: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 10.2 at any time after occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.

Section 10.4 The terms of Section 2 and Section 6 shall survive the termination of this Agreement.

Section 11. Additional Funds.

Section 11.1. In the event that the Trust establishes one or more additional Funds with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Shares hereunder and Exhibit A shall be amended to include the Fund.

Section 12. Assignment.

Section 12.1. Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

Section 12.2. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

Section 13. Severability and Beneficiaries.

Section 13.1. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions shall not in any way be affected thereby. This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other.

Section 13.2. This Agreement is solely for the benefit of the Bank and the Trust, and none of any authorized Participant (as defined in the Participation Agreement), any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

Section 14. Amendment.

Section 14.1. This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

Section 15. New York Law to Apply

Section 15.1. This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. The Trust and the Bank hereby consent to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. The Trust and the Bank hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. The Trust and the Bank each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

Section 16. Merger of Agreement.

Section 16.1. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

Section 17. Limitations of Liability of the Trustees and Shareholders.

Section 17.1. It is expressly acknowledged and agreed that the obligations of the Trust (and Funds thereof) hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust (and Funds thereof), personally, but shall bind only the trust property of the Trust and the applicable Fund, as provided in the Trust's Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust and the applicable Fund as provided in the Trust's Declaration of Trust.

Section 17.2. This Agreement is an agreement entered into between the Bank and the Trust with respect to each Fund. With respect to any obligation of the Trust on behalf of any Fund arising out of this Agreement, the Bank shall look for payment of such obligation solely to the assets of the Fund to which such obligation relates with the same effect as if the Bank had separately contracted with the Trust by separate written instrument with respect to each Fund.

Section 17.3. As used herein, the “applicable Fund” shall be each Fund in respect of which any amount due the Bank arises, and if any amount due the Bank arises in respect of more than one Fund, the same shall be allocated by the Bank among such Funds in accordance with Section 17.2. Any amounts due the Bank which may not be allocated in accordance with the preceding sentence shall constitute General Liabilities as defined in the Trust's Declaration of Trust and allocated by the Trust and paid in accordance with the provisions thereof.

Section 18. Notices.

Section 18.1. Each notice, request, demand, approval or other communication which may be or is required to be given under this Agreement shall be in writing in English and shall be deemed to have been sufficiently given when received by the intended party, if delivered personally at the address set forth below for the intended party during normal business hours at such address, if sent by facsimile transmission to the respective facsimile transmission numbers of the parties set forth below, or if sent by recognized overnight courier service or by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Trust: First Trust Exchange-Traded Funds

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Attention: General Counsel

Facsimile: 630-517-7437

Confirm: 630-765-8798

If to BNYM: The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: Rosalia A. Koopman

Facsimile: 212 815-4647

Confirm: 212 815-2948

Notices shall be given to such other addressee or address, or both, or by way of such other facsimile transmission number, as a particular party may from time to time designate by written notice to the other parties hereto given in accordance with this Section.

Section 19. Counterparts.

Section 19.1. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Section 20. Information Sharing.

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates, subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data, provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

In Witness Whereof, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

First Trust Advisors on behalf of each Exchange-Traded Funds Trust set forth on Exhibit A
By:	/s/
Name:
Title:

The Bank of New York Mellon
By:	/s/
Name:
Title:

Exhibit A

First Trust Exchange Traded Fund Trusts

As of April 26, 2024

Trust(s)	Fund(s)

First Trust Exchange-Traded Fund III	First Trust Horizon Managed Volatility Domestic ETF
First Trust Horizon Managed Volatility Developed International ETF
First Trust Horizon Managed Volatility Small/Mid ETF
First Trust California Municipal High Income ETF
First Trust New York Municipal High Income ETF
First Trust Short Duration Managed Municipal ETF
First Trust Ultra Short Duration Municipal ETF
First Trust Municipal High Income ETF
First Trust Merger Arbitrage ETF
First Trust Preferred Securities and Income ETF
First Trust Institutional Preferred Securities and Income ETF
First Trust RiverFront Dynamic Developed International ETF
First Trust RiverFront Dynamic Europe ETF
First Trust RiverFront Dynamic Emerging Markets ETF
First Trust Emerging Markets Local Currency Bond ETF
First Trust Managed Municipal ETF
First Trust Long/Short Equity ETF

First Trust Exchange-Traded Fund V	First Trust Managed Futures Strategy Fund

First Trust Exchange-Traded Fund VI	First Trust Nasdaq Bank ETF
First Trust Nasdaq Food & Beverage ETF
First Trust Nasdaq Oil & Gas ETF

Exhibit A

First Trust Nasdaq Pharmaceuticals ETF
First Trust Nasdaq Semiconductor ETF
First Trust Nasdaq Transportation ETF
First Trust S-Network E-Commerce ETF
First Trust S-Network Streaming & Gaming ETF
Emerging Markets Equity Select ETF
First Trust Bloomberg Shareholder Yield ETF (SHRY) (fka Large Cap US Equity Select ETF RNLC)
Mid Cap US Equity Select ETF
Small Cap US Equity Select ETF
US Equity Dividend Select ETF
First Trust Indxx Medical Devices ETF
First Trust Nasdaq Technology Dividend Index Fund
Multi-Asset Diversified Income Index Fund
First Trust S&P International Dividend Aristocrats Fund
First Trust BuyWrite Income ETF
First Trust Nasdaq BuyWrite Income ETF
First Trust Rising Dividend Achievers ETF
First Trust Dorsey Wright Focus 5 ETF
First Trust RBA American Industrial Renaissance ® ETF
First Trust Dorsey Wright Momentum & Dividend ETF
First Trust Dorsey Wright International Focus 5 ETF
First Trust Dorsey Wright Dynamic Focus 5 ETF
First Trust Indxx Innovative Transaction & Process ETF
First Trust Nasdaq Artificial Intelligence and Robotics ETF
First Trust International Developed Cap Strength ETF
First Trust SMID Cap Rising Dividend Achievers ETF
First Trust Dorsey Wright Momentum & Value ETF
First Trust Dorsey Wright Momentum & Low Volatility ETF
First Trust Dorsey Wright DALI 1 ETF
First Trust Bloomberg R&D Leaders ETF(RND)
First Trust Exchange-Traded Fund VII	First Trust Alternative Absolute Return Strategy ETF
First Trust Global Tactical Commodity Strategy Fund

First Trust Exchange-Traded AlphaDEX® Fund II	First Trust Asia Pacific Ex-Japan AlphaDEX® Fund
First Trust Europe AlphaDEX® Fund
First Trust Latin America AlphaDEX® Fund
First Trust Brazil AlphaDEX® Fund
First Trust China AlphaDEX® Fund
First Trust Japan AlphaDEX® Fund
First Trust Developed Markets ex-US AlphaDEX® Fund
First Trust Emerging Markets AlphaDEX® Fund
First Trust Germany AlphaDEX® Fund
First Trust United Kingdom AlphaDEX® Fund
First Trust Switzerland AlphaDEX® Fund
First Trust Emerging Markets Small Cap AlphaDEX® Fund
First Trust Developed Markets Ex-U.S. Small Cap AlphaDEX® Fund
First Trust Eurozone AlphaDEX® ETF
First Trust India NIFTY 50 Equal Weight ETF

Schedule A

Books and Records to Be Maintained by Bank

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding units between the Trust and DTC

Net Asset Computation Documentation

Dividend Records

Schedule A

Exhibit B

Form of Participant Agreement1

To be provided.

1 BNYM: Please provide the form of Participation Agreement.

Appendix A